Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders

SEI Liquid Asset Trust:

We consent to the use of our report dated September 19, 2012, with respect to the financial statements of the SEI Liquid Asset Trust, comprising the Prime Obligation Fund, as of June 30, 2012, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 26, 2012